As filed with the Securities and Exchange Commission on February 20, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JEFFS’ BRANDS LTD

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7 Mezada Street

Bnei Brak, 5126112

Israel

Tel: (+972) (3) 689-9124

(Address and telephone number of registrant’s principal executive offices)

Puglisi & Associates

850 Library Ave., Suite 204

Newark, DE 19711

Tel: (302) 738-6680

(Name, address, and telephone number of agent for service)

Copies to:

Dr. Shachar Hadar, Adv. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: (+972) (3) 610-3100	Oded Har-Even, Esq. Angela Gomes, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 Tel: (212) 660-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion, dated February 20, 2024

Jeffs’ Brands LTD.

Up to 24,071,742 Ordinary Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to 24,071,742 ordinary shares, no par value, or the Ordinary Shares, of Jeffs’ Brands Ltd, consisting of (i) 1,884,461 Ordinary Shares held by the selling shareholders, (ii) up to 820,000 Ordinary Shares issuable upon the exercise of pre-funded warrants, or the Pre-Funded Warrants, to purchase Ordinary Shares held by the selling shareholders, (iii) up to a maximum of 13,373,208 Ordinary Shares issuable upon the exercise of Series A warrants, or the Series A Warrants, to purchase Ordinary Shares, including Ordinary Shares that may become issuable pursuant to certain anti-dilution adjustments described more fully in the Series A Warrants, and (iv) up to a maximum of 7,994,073 Ordinary Shares issuable upon the exercise of Series B warrants, or the Series B Warrants, to purchase Ordinary Shares.

The selling shareholders are identified in the table on page 11 of this prospectus. No Ordinary Shares are being registered hereunder for sale by us. While we will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders, we may receive cash proceeds equal to the total exercise price of the Pre-Funded Warrants, Series A Warrants and the Series B Warrants, or the Warrants, to the extent that the Warrants are exercised using cash. The exercise price of each Pre-Funded Warrant and Series B Warrant is $0.00001 per Ordinary Share and the exercise price of the Series A Warrant is $2.69, per each whole Ordinary Share, subject to adjustments. See “Use of Proceeds.” The selling shareholders may sell all or a portion of its Ordinary Shares from time to time in market transactions through any market on which our Ordinary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”

The Ordinary Shares and warrants issued as part of our initial public offering, or the Public Warrants, are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “JFBR” and “JFBRW”, respectively. On February 16, 2024, the last reported sale price of the Ordinary Shares was $2.19 per Ordinary Share and on February 15, 2024 the last reposted sale price of the Public Warrants was $0.07 per Public Warrant. There is no established market for the Warrants and we do not intend to apply to list the Warrants on any securities exchange or other nationally recognized trading system.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 3 AND IN OUR ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2022.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2024

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer tor solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

We are incorporated under the laws of the State of Israel and our registered office and domicile is located in Tel Aviv, Israel. Moreover, the majority of our directors and senior management are not residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States. We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. See “Enforceability of Civil Liabilities” for additional information.

For investors outside of the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Jeffs’ Brands” refer to Jeffs’ Brands Ltd.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “dollars” or “$” mean U.S. dollars.

Effective as of market open on November 3, 2023, we conducted a reverse share split of our issued and outstanding Ordinary Shares, no par value, at a ratio of 1-for-7, or the Reverse Split. All descriptions of our share capital, including share amounts and per share amounts in this prospectus are presented after giving effect to the Reverse Split.

This prospectus incorporates by reference statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

We report under generally accepted accounting principles in the United States, or U.S. GAAP, as issued by the Financial Accounting Standards Board, or the FASB.

i

OUR COMPANY

We are an e-commerce consumer products goods, or CPG, company, operating primarily on the Amazon.com platform. We were incorporated in Israel in March 2021, under the name Jeffs’ Brands Ltd to serve as the holding company for e-commerce companies that operate online stores for the sale of various consumer products on the Amazon.com online marketplace, utilizing the Fulfillment by Amazon, or FBA model — Smart Repair Pro, or Smart Repair Pro, and Top Rank Ltd, or Top Rank. As of the date on this prospectus, we have five wholly-owned subsidiaries: Smart Repair Pro, Top Rank, Fort Products Ltd., or Fort, Jeffs’ Brands Holdings Inc., or Jeffs’ Brands Holdings, and Fort Products LLC. We also own a minority interest in SciSparc Nutraceuticals Inc., to whom we provide management services. In addition to executing the FBA business model, we utilize A.I. and machine learning technologies to analyze sales data and patterns on the Amazon.com marketplace in order to identify existing stores, niches and products that have the potential for development and growth, and for maximizing sales of existing proprietary products. We also use our own skills, know-how and profound familiarity with the Amazon.com algorithm and all the tools that the FBA platform FBA has to offer. In some circumstances we scale the products and improve them.

ABOUT THIS OFFERING

Ordinary Shares currently outstanding:	3,099,973 Ordinary Shares.

Ordinary Shares offered by the selling shareholders:	Up to 24,071,742 Ordinary Shares consisting of (i) 1,884,461 Ordinary Shares held by the selling shareholders, (ii) up to 820,000 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants, (iii) up to a maximum of 13,373,208 Ordinary Shares issuable upon the exercise of the Series A Warrants, and (iv) up to a maximum of 7,994,073 Ordinary Shares issuable upon the exercise of the Series B Warrants.

Ordinary Shares to be outstanding assuming the full exercise of the Warrants:	25,287,254 Ordinary Shares.

Use of proceeds:

We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the selling shareholders. However, we will receive cash proceeds equal to the total exercise price of the Warrants to the extent that the Warrants are exercised using cash.

We intend to use the proceeds from the exercise of the Warrants using cash for working capital and other general corporate purposes, as well as for potential acquisitions. See “Use of Proceeds.”

Risk factors:	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 3 of this prospectus, and “Item 3. - Key Information – D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2022, or the 2022 Annual Report, incorporated by reference herein, and other information included in or incorporated by reference into this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq symbol:	Our Ordinary Shares and Public Warrants are listed on Nasdaq under the symbol “JFBR” and “JFBRW”, respectively. We do not intend to apply to list the Warrants on any securities exchange or other nationally recognized trading system.

The number of Ordinary Shares to be outstanding immediately after this offering as shown above is based on 3,099,973 Ordinary Shares outstanding as of February 16, 2024. This number excludes:

●	Up to 21,367,281 Ordinary Shares issuable upon the exercise of the Series A Warrants and the Series B Warrants;

●	Up to 820,000 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants;

●	186,718 Ordinary Shares reserved for issuance and available for future grant under our 2022 Share Incentive Option Plan; and

●	Up to 1,033,218 Ordinary Shares issuable upon the exercise of outstanding warrants (including the Public Warrants) to purchase Ordinary Shares, at a weighted average exercise price of $14.83 per Ordinary Share, or the Outstanding Warrants.

RISK FACTORS

Investing in our securities involves risks. Please carefully consider the risk factors described below and those contained in our periodic reports filed with the Securities and Exchange Commission, or SEC, including those set forth under the caption “Item 3. Key Information - D. Risk Factors” in our 2022 Annual Report, which is incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. You should be able to bear a complete loss of your investment.

Risks Related to an Investment in our Securities and this Offering

Sales of a substantial number of our Ordinary Shares in the public market, including resale of the Ordinary Shares issued or issuable to the selling shareholders, or by our existing shareholders could cause our share price to fall.

We are registering for resale up to 24,071,742 of our Ordinary Shares issued and issuable to the selling shareholders pursuant to the Purchase Agreement (as defined below), or the Registrable Securities. Sales of a substantial number of our Ordinary Shares in the public market, or the perception that these sales might occur, could depress the market price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. Furthermore, while our directors and officers are subject to lock-up agreements with the Company that restrict their ability to transfer our Ordinary Shares, such lock-up agreements will expire on the date that is sixty calendar days after the earlier of the date that (i) such time as the registration statement of which this prospectus is declared effective and available for the re-sale of all such Registrable Securities and remains effective for a period of at least thirty (30) consecutive Trading Days and (ii) such time all of the Registrable Securities may be sold without restriction or limitation pursuant to Rule 144 for a period of at least thirty (30) consecutive Trading Days. We are unable to predict the effect that sales may have on the prevailing market price of our Ordinary Shares.

Our management will have immediate and broad discretion as to the use of the net proceeds from the exercise of the Warrants, if any, and may not use them effectively.

We currently intend to use the net proceeds from the exercise of the Warrants using cash for working capital and general corporate purposes, as well as for potential acquisitions. See “Use of Proceeds.” However, our management will have broad discretion in the application of any such net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from the exercise of the Warrants. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from the exercise of the Warrants in a manner that does not produce income. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

We cannot assure you that our Ordinary Shares and Public Warrants will remain listed on Nasdaq or any other securities exchange.

On May 20, 2023, we received a written notice, or the Notice, from Nasdaq indicating that we were not in compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2), which requires listed securities to maintain a minimum bid price of $1.00 per share. Under Nasdaq Listing Rule 5810(c)(3)(A), we were granted a period of 180 calendar days to regain compliance with the minimum bid price requirement. Although we have since cured this deficiency by, among other things, effecting the Reverse Split and have regained compliance with Nasdaq Listing Rule 5550(a)(2), there is a risk that we could be subject to additional notices of delisting for failure to comply with Nasdaq Listing Rule 5550(a)(2) or other Nasdaq Listing Rules.

No assurance can be given that we will remain eligible to be listed on Nasdaq. In the event that our Ordinary Shares are delisted from Nasdaq due to our failure to continue to comply with the requirements for continued listing on Nasdaq, and are not eligible for listing on another exchange, trading in our Ordinary Shares and Public Warrants could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Ordinary Shares and Public Warrants, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our Ordinary Shares to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

Risks Related to Our Incorporation, Location and Operations in Israel

Conditions in Israel, including the recent attack by Hamas and other terrorist organizations from the Gaza Strip and elsewhere in the region, and Israel’s war against them, may adversely affect our operations and limit our ability to market our products, which would lead to a decrease in revenues.

 Our offices and management team are located in Israel. Accordingly, political, economic, and military conditions in Israel and the surrounding region may directly affect our business and operations.

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. Furthermore, hostilities along Israel’s northern border with Hezbollah located in Lebanon have accelerated, with Hezbollah conducting missile, rocket, and shooting attacks against Israeli military sites, troops, and Israeli towns in northern Israel, this clash may escalate in the future into a greater regional conflict. In addition, since the commencement of these events, there have been continued hostilities along Israel’s northern border with Lebanon (with the Hezbollah terror organization) and southern border (with the Houthi movement in Yemen, as described below). It is possible that hostilities with Hezbollah in Lebanon will escalate, and that other terrorist organizations, including Palestinian military organizations in the West Bank as well as other hostile countries, such as Iran, will join the hostilities. Such clashes may escalate in the future into a greater regional conflict.

The intensity and duration of Israel’s current war against Hamas is difficult to predict, as are such war’s economic implications on the Company’s business and operations and on Israel's economy in general. These events may be intertwined with wider macroeconomic indications of a deterioration of Israel’s economic standing, that may involve a downgrade in Israel's credit rating by rating agencies (such as the recent downgrade by Moody’s of its credit rating of Israel from A1 to A2, as well as the downgrade of its outlook rating from “stable” to “negative”), which may have a material adverse effect on the Company and its ability to effectively conduct its operations.

In connection with the Israeli security cabinet’s declaration of war against Hamas and possible hostilities with other organizations, several hundred thousand Israeli military reservists were drafted to perform immediate military service. Although many of such military reservists have since been released, they may be called up for additional reserve duty, depending on developments in the war in Gaza and along Israel's other borders. As of February 16, 2024 one employee of ours has been called for service in the current war, in addition to employees of our service providers located in Israel. Additional employees may be called for service in future wars or other armed conflicts with Hamas as well as the other pending or future armed conflicts in which Israel is or may become engaged, and such persons may be absent for an extended period of time. As a result, our operations may be disrupted by such absences, which disruption may materially and adversely affect our business and results of operations. Additionally, the absence of employees of our Israeli suppliers and contract manufacturers due to their military service in the current or future wars or other armed conflicts may disrupt their operations, which in turn may materially and adversely affect our ability to deliver or provide products and services to customers.

The hostilities with Hamas, Hezbollah and other organizations and countries, have included and may include terror, missile and drone attacks. In the event that our facilities are damaged as a result of hostile actions, or hostilities otherwise disrupt our ongoing operations, our ability to deliver or provide products and services in a timely manner to meet our contractual obligations towards customers and vendors could be materially and adversely affected. Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that such government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business.

In addition, some countries around the world restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies if hostilities in Israel or political instability in the region continue or increase. These restrictions may limit materially our ability to manufacture or obtain raw materials for our products from these countries or sell our products to customers in these countries. In addition, there have been increased efforts by countries, activists and organizations to cause companies and consumers to boycott Israeli goods and services. In addition, in January 2024 the International Court of Justice, or ICJ, issued an interim ruling in a case filed by South Africa against Israel in December 2023, making allegations of genocide amid and in connection with the war in Gaza, and ordered Israel, among other things, to take measures to prevent genocidal acts, prevent and punish incitement to genocide, and take steps to provide basic services and humanitarian aid to civilians in Gaza. There are concerns that companies and businesses will terminate, and may have already terminated, certain commercial relationships with Israeli companies following the ICJ decision. The foregoing efforts by countries, activists and organizations, particularly if they become more widespread, as well as the ICJ rulings and future rulings and orders of other tribunals against Israel (if handed), may materially and adversely impact our ability to sell our products outside of Israel.

Furthermore, following Hamas’ attack on Israel and Israel’s security cabinet declaration of war against Hamas, the Houthi movement, which controls parts of Yemen, launched a number of attacks on marine vessels traversing the Red Sea, which marine vessels were thought to either be in route towards Israel or to be partly owned by Israeli businessmen. The Red Sea is a vital maritime route for international trade traveling to or from Israel. As a result of such disruptions, we have experienced in the past and may experience in the future delays in supplier deliveries, extended lead times, and increased cost of freight, increased insurance costs, purchased materials and manufacturing labor costs. The risk of ongoing supply disruptions may further result in delayed deliveries of our products.

Finally, political conditions within Israel may affect our operations. Israel has held five general elections between 2019 and 2022, and prior to October 2023, the Israeli government pursued extensive changes to Israel’s judicial system, which sparked extensive political debate and unrest. In response to such initiative, many individuals, organizations and institutions, both within and outside of Israel, voiced concerns that the proposed changes may negatively impact the business environment in Israel including due to reluctance of foreign investors to invest or transact business in Israel, as well as to increased currency fluctuations, downgrades in credit rating, increased interest rates, increased volatility in security markets and other changes in macroeconomic conditions. To date, these initiatives have been substantially put on hold. If such changes to Israel’s judicial system are again pursued by the government and approved by the parliament, this may have an adverse effect on our business, our results of operations and our ability to raise additional funds, if deemed necessary by our management and board of directors.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus, including in our 2022 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus, constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our ability to raise capital through the issuance of additional securities;

●	our belief that our existing cash and cash equivalents as of June 30, 2023, will be sufficient to fund our operations through the next twelve months;

●	our ability to adapt to significant future alterations in Amazon’s policies;

●	our ability to sell our existing products and grow our brands and product offerings, including by acquiring new brands and expanding into new territories;

●	our ability to meet our expectations regarding the revenue growth and the demand for e-commerce;

●	our ability to enter into definitive agreements for our current letters of intent and term sheet;

●	the overall global economic environment;

●	the impact of competition and new e-commerce technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	projected capital expenditures and liquidity;

●	our ability to retain key executive members;

●	the impact of possible changes in Amazon’s policies and terms of use;

●	projected capital expenditures and liquidity;

●	our expectations regarding our tax classifications;

●	how long we will qualify as an emerging growth company or a foreign private issuer;

●	interpretations of current laws and the passages of future laws;

●	changes in our strategy;

●	general market, political and economic conditions in the countries in which we operate, including those related to recent unrest and actual or potential armed conflict in Israel and other parts of the Middle East, such as the recent attack by Hamas and other terrorist organizations from the Gaza Strip and elsewhere in the region and Israel’s war against them;

●	litigation; and

●	those factors referred to in “Item 3. Key Information — D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” of our 2022 Annual Report as well other factors in the 2022 Annual Report.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus and the documents incorporated herein by reference. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the selling shareholders. However, we may receive cash proceeds equal to the total exercise price of the Warrants to the extent that they are exercised using cash.

We intend to use any proceeds from the exercise of the Warrants for working capital and other general corporate purposes, as well as for potential acquisitions, but do not have any pending acquisitions at this time. We may receive up to approximately $9.0 million in aggregate gross proceeds if all the Warrants are exercised for cash.

Pending our use of the net proceeds from the exercise of the Warrants, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities, as decided by our board of directors from time to time.

capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2023:

●	on an actual basis, totaling 1,215,512 Ordinary Shares;

●	on a pro forma basis, to give effect to the following: the issuance and sale of (i) 1,884,461 Ordinary Shares; (ii) 820,000 Pre-Funded Warrants to purchase Ordinary Shares; (iii) 3,380,586 Ordinary Shares issuable upon the exercise of Series A Warrants which, subject to certain conditions, may be exercisable into a maximum of 13,373,208 Ordinary Shares in accordance with the terms therein and (iv) 0 Ordinary Shares issuable upon the exercise of Series B Warrants, but such Series B Warrants, subject to certain conditions, may be exercisable into a maximum of 7,994,073 Ordinary Shares in accordance with the terms therein, or the Offered Securities, pursuant to the Purchase Agreement on January 29, 2024 for aggregate net proceeds of $6.28 million, after deducting placement agent discounts and commissions and estimated offering expenses payable by us, as if the issuance and sale of the Ordinary Shares and Warrants had occurred on June 30, 2023, but excluding the proceeds, if any, from the exercise of the Pre-Funded Warrants, Series A Warrants and Series B Warrants issued pursuant to the Purchase Agreement.

●	on an pro forma as adjusted basis to give effect to the full exercise of the Pre-Funded Warrants, Series A Warrants and Series B Warrants and the issuance of Ordinary Shares underlining such warrants.

You should read this table in conjunction with the section titled “Item 5. Operating and Financial Review and Prospects” of our 2022 Annual Report incorporated by reference herein. You should also read this in conjunction with the items titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Interim Consolidated Financial Statements as of June 30, 2023” as filed with the SEC on the Report of Foreign Private Issuer on Form 6-K, filed on September 26, 2023, incorporated by reference herein.

As of June 30, 2023*
U.S. dollars in thousands	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalent	$2,153	$8,437	$17,440
Other assets	$12,862	$12,862	$12,862
Other liabilities	1,859	1,859	1,859
Warrant liabilities	1,875	5,391	1,875
Shareholders’ equity:
Share capital and premium	16,787	20,051	32,570
Ordinary Shares, no par value: 43,567,567 Ordinary Shares authorized; 1,215,512 Ordinary Shares issued and outstanding (actual); 3,099,973 Ordinary Shares outstanding (pro forma); 7,300,559 Ordinary Shares outstanding (pro forma as adjusted)
Accumulated deficit	(5,506)	(6,002)	(6,002)
Total shareholders’ equity	11,281	14,049	26,557
Total capitalization**	$15,015	$21,299	$30,302

*	Unaudited.

**	Total capitalization is the sum of liabilities, equity and warrant liabilities.

The table above is based on 1,215,512 Ordinary Shares issued and outstanding as of June 30, 2023. This number excludes:

●	Up to 21,367,281 Ordinary Shares issuable upon the exercise of the Series A Warrants and the Series B Warrants;

●	Up to 820,000 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants;

●	186,718 Ordinary Shares reserved for issuance and available for future grant under our 2022 Share Incentive Option Plan; and

●	Up to 1,033,218 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

SELLING SHAREHOLDERS

On January 25, 2024, we entered into a definitive securities purchase agreement, or the Purchase Agreement, with the selling shareholders, providing for the issuance, in a private placement of the Offered Securities. The January 2024 PIPE closed on January 29, 2024, or the closing date.

The Pre-Funded Warrants were immediately exercisable at an exercise price of $0.00001 per Ordinary Share and will not expire until exercised in full. The Series A Warrants were immediately exercisable, have an exercise price of $2.69 per whole Ordinary Share (subject to certain anti-dilution and share combination event protections) and have a term of 5.5 years from the date of issuance. The Series B Warrants will be exercisable following the Reset Date (as defined below), have an exercise price of $0.00001 per Ordinary Share and have a term of 5.5 years from the date of issuance. The exercise price and number of Ordinary Shares issuable under the Series A Warrants are subject to adjustment and the number of Ordinary Shares issuable under the Series B Warrant will be determined following the reset date, or the Reset Date, which is the earliest to occur of: (i) the date on which a resale registration statement covering the resale of all Registrable Securities has been declared effective for 30 consecutive trading days, (ii) the date on which the selling shareholders may sell the Registrable Securities pursuant to Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, for a period of 30 consecutive trading days, and (iii) twelve months and 30 days following the issuance date of the Series B Warrant, to be determined pursuant to the lowest daily average trading price of the Ordinary Shares during a period of 20 trading days, subject to a pricing floor of $0.68.

In connection with the Purchase Agreement and pursuant to a registration rights agreement between the Company and the selling shareholders dated January 25, 2024, or the Registration Rights Agreement, we agreed to file the registration statement of which this prospectus forms a part, within twenty  trading days of the closing date, to register the resale of the Registrable Securities and to cause such registration statement to be declared effective within fifty calendar days following the closing date, or, in the event of a full review by the SEC, seventy calendar days following the closing date, or the Resale Effectiveness Date. If the Resale Registration Statement is not declared effective by the SEC by the Resale Effectiveness Date, subject to certain permitted exceptions, we will be required to pay liquidated damages to the selling shareholders.

The Ordinary Shares being offered by the selling shareholders are those previously issued to the selling shareholders, and those issuable to the selling shareholders, upon exercise of the Warrants, pursuant to the Purchase Agreement in the January 2024 PIPE. We are registering the Ordinary Shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the Ordinary Shares and the Warrants, the selling shareholders, other than L.I.A. Pure Capital Ltd. who provides the Company with consulting services, have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the Ordinary Shares by each of the selling shareholders. The second column lists the number of Ordinary Shares beneficially owned by each selling shareholder, based on its previous ownership of Ordinary Shares, Outstanding Warrants and other instruments exercisable into Ordinary Shares, and ownership of the Ordinary Shares and the Warrants issued in the January 2024 PIPE, as of February 20, 2024, assuming exercise of the Outstanding Warrants, Warrants and any other instruments exercisable into Ordinary Shares held by the selling shareholders on that date, without regard to any limitations on exercises.

The third column lists the Ordinary Shares being offered by this prospectus by the selling shareholders.

In accordance with the terms of the Registration Rights Agreement, this prospectus generally covers the resale of at least the sum of (i) the maximum number of Ordinary Shares issued and (ii) the maximum number of Ordinary Shares issuable upon exercise of the Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date the registration statement of which this prospectus forms a part was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Rights Agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the Ordinary Shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the Warrants, a selling shareholder may not exercise the Warrants to the extent such exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of Ordinary Shares which would exceed 4.99% of our then outstanding Ordinary Shares following such exercise, excluding for purposes of such determination, Ordinary Shares issuable upon exercise of the Warrants which have not been exercised. The number of shares in the second column and third column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Ordinary Shares Beneficially Owned Prior to Offering	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Ordinary Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering		Percentage of Ordinary Shares Owned After the Offering
Anson Investments Master Fund LP(2)	627,323	2,481,617	-		-

Bigger Capital Fund, LP(3)	243,846	827,211	34,737	(4)	1.11%

District 2 Capital Fund LP(5)	243,846	827,211	34,737	(6)	1.11%

Empery Asset Master, Ltd(7)	307,914	909,703	77,952	(8)	2.45%

Empery Tax Efficient, LP(9)	108,721	330,914	25,070	(10)	*

Empery Tax Efficient III, LP(11)	104,605	413,806	-		-

Hudson Bay Master Fund Ltd(12)	452,559	1,654,418	34,342	(13)	1.10%

Intracoastal Capital LLC(14)	456,198	1,654,418	37,981	(15)	1.21%

Iroquois Capital Investment Group LLC(16)	62,733	248,165	-		-

Iroquois Master Fund Ltd(17)	188,911	744,486	714	(18)	*

Kingsbrook Opportunities Master Fund LP(19)	41,826	165,459	-		-

Boothbay Absolute Return Strategies, LP(20)	119,373	463,230	2,274	(21)	*

Boothbay Diversified Alpha Master Fund LP(22)	51,343	198,522	1,159	(23)	*

L1 Capital Global Opportunities Master Fund(24)	435,387	1,654,418	17,170	(25)	*

Lind Global Fund II LP(26)	418,217	1,654,418	-		-

Omri Tuttnauer(27)	83,644	330,886	-		-

L.I.A. Pure Capital Ltd.(28)	559,694	1,654,418	141,477	(29)	4.36%

Amir Uziel Economic Consultant Ltd(30)	41,821	165,439	-		-

CapitaLink Ltd.(31)	104,553	413,600	-		-

E.G. Europe Properties Ltd.(32)	125,465	496,325	-		-

Robert J. Eide Pension Plan(33)	209,104	827,191	-		-

S.H.N Financial Investments Ltd(34)	285,269	992,646	34,340	(35)	1.10%

YA II PN, LTD(36)	1,254,648	4,963,241	-		-

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary Shares subject to warrants currently exercisable, or exercisable within 60 days of February 16, 2024 are counted as outstanding for computing the percentage of each of the selling shareholders holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling shareholders. Percentage of shares beneficially owned is based on 3,099,973 Ordinary Shares outstanding on February 16, 2024
(2)	Holds the following securities issued in the January 2024 PIPE: (i) 133,810 Ordinary Shares; (ii) 348,513 Ordinary Shares issuable upon the exercise of the Series A Warrants, which, subject to certain conditions, may be exercisable into a maximum of 1,378,677 Ordinary Shares; (iii) 0 Ordinary Shares issuable upon the exercise of the Series B Warrants, but such Series B Warrants, subject to certain conditions, may be exercisable into a maximum of 824,130 Ordinary Shares and (iv) 145,000 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants. Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the reported securities held by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these reported securities except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(3)	Holds the following securities issued in the January 2024 PIPE: (i) 92,937 Ordinary Shares; (ii) 116,172 Ordinary Shares issuable upon the exercise of the Series A Warrants, which, subject to certain conditions, may be exercisable into a maximum of 459,563 Ordinary Shares and (iii) 0 Ordinary Shares issuable upon the exercise of the Series B Warrants, but such Series B Warrants, subject to certain conditions, may be exercisable into a maximum of 274,711 Ordinary Shares. Michael Bigger is the control person for Bigger Capital Fund. The address for Bigger Capital Fund, LP is 11700 W Charleston Blvd 170-659 Las Vegas NV 89135.
(4)	Consists of 34,737 Ordinary Shares issuable upon the exercise of Outstanding Warrants, issued prior to the January 2024 PIPE.
(5)	Holds the following securities issued in the January 2024 PIPE: (i) 92,937 Ordinary Shares; (ii) 116,172 Ordinary Shares issuable upon the exercise of the Series A Warrants, which, subject to certain conditions, may be exercisable into a maximum of 459,563 Ordinary Shares and (iii) 0 Ordinary Shares issuable upon the exercise of the Series B Warrants, but such Series B Warrants, subject to certain conditions, may be exercisable into a maximum of 274,711 Ordinary Shares. Michael Bigger is the control person for District 2 Capital Fund. The address for District 2 Capital Fund, 14 Wall Street 2nd Floor Huntington NY 11743.
(6)	Consists of 34,737 Ordinary Shares issuable upon the exercise of Outstanding Warrants, issued prior to the January 2024 PIPE.
(7)	Holds the following securities issued in the January 2024 PIPE: (i) 77,461 Ordinary Shares; (ii) 127,757 Ordinary Shares issuable upon the exercise of the Series A Warrants, which, subject to certain conditions, may be exercisable into a maximum of 505,392 Ordinary Shares and (iii) 0 Ordinary Shares issuable upon the exercise of the Series B Warrants but such Series B Warrants, subject to certain conditions, may be exercisable into a maximum of 302,106 Ordinary Shares and (iv) 24,744 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these reported securities. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these reported securities. The address for Empery Asset Master Ltd is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, NY 10020.
(8)	Consists of 77,952 Ordinary Shares issuable upon the exercise of Outstanding Warrants, issued prior to the January 2024 PIPE.
(9)	Holds the following securities issued in the January 2024 PIPE: (i) 28,177 Ordinary Shares; (ii) 46,473 Ordinary Shares issuable upon the exercise of the Series A Warrants, which, subject to certain conditions, may be exercisable into a maximum of 183,842 Ordinary Shares and (iii) 0 Ordinary Shares issuable upon the exercise of the Series B Warrants but such Series B Warrants, subject to certain conditions, may be exercisable into a maximum of 109,894 Ordinary Shares and (iv) 9,001 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these reported securities. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these reported securities. The address for Empery Tax Efficient, LP, is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, NY 10020.

(10)	Consists of 25,070 Ordinary Shares issuable upon the exercise of Outstanding Warrants, issued prior to the January 2024 PIPE.
(11)	Holds the following securities issued in the January 2024 PIPE: (i) 35,236 Ordinary Shares; (ii) 58,114 Ordinary Shares issuable upon the exercise of the Series A Warrants, which, subject to certain conditions, may be exercisable into a maximum of 229,893 Ordinary Shares and (iii) 0 Ordinary Shares issuable upon the exercise of the Series B Warrants but such Series B Warrants, subject to certain conditions, may be exercisable into a maximum of 137,422 Ordinary Shares and (iv) 11,255 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants. Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP (“ETE III”), has discretionary authority to vote and dispose of the reported securities held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the reported securities held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address for Empery Tax Efficient III, LP, is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, NY 10020.
(12)	Holds the following securities issued in the January 2024 PIPE: (i) 140,874 Ordinary Shares; (ii) 232,343 Ordinary Shares issuable upon the exercise of the Series A Warrants, which, subject to certain conditions, may be exercisable into a maximum of 919,122 Ordinary Shares and (iii) 0 Ordinary Shares issuable upon the exercise of the Series B Warrants but such Series B Warrants, subject to certain conditions, may be exercisable into a maximum of 549,422 Ordinary Shares and (iv) 45,000 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these reported securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these reported securities. The address for Hudson Bay Master Fund Ltd. is C/o Hudson Bay Capital Management LP, 28 Havemeyer Place, 2nd Floor Greenwich, CT 06830.
(13)	Consists of 34,342 Ordinary Shares issuable upon the exercise of Outstanding Warrants, issued prior to the January 2024 PIPE.
(14)	Holds the following securities issued in the January 2024 PIPE: (i) 140,874 Ordinary Shares; (ii) 232,343 Ordinary Shares issuable upon the exercise of the Series A Warrants, which, subject to certain conditions, may be exercisable into a maximum of 919,122 Ordinary Shares and (iii) 0 Ordinary Shares issuable upon the exercise of the Series B Warrants but such Series B Warrants, subject to certain conditions, may be exercisable into a maximum of 549,422 Ordinary Shares and (iv) 45,000 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under the “Exchange Act of the securities reported herein that are held by Intracoastal. The address for Intracoastal Capital is LLC, 245 Palm Trail, Delray Beach, FL 33483.
(15)	Consists of 37,981 Ordinary Shares issuable upon the exercise of Outstanding Warrants, issued prior to the January 2024 PIPE.
(16)	Holds the following securities issued in the January 2024 PIPE: (i) 27,881 Ordinary Shares; (ii) 34,852 Ordinary Shares issuable upon the exercise of the Series A Warrants, which, subject to certain conditions, may be exercisable into a maximum of 137,871 Ordinary Shares and (iii) 0 Ordinary Shares issuable upon the exercise of the Series B Warrants but such Series B Warrants, subject to certain conditions, may be exercisable into a maximum of 82,413 Ordinary Shares. Richard Abbe is the control person for Iroquois Capital Investment Group LLC. The address for Iroquois Capital Investment Group LLC is 2 Overhill Road Scarsdale, Suite 400 Scarsdale, NY 10583.
(17)	Holds the following securities in the January 2024 PIPE: (i) 83,643 Ordinary Shares; (ii) 104,554 Ordinary Shares issuable upon the exercise of the Series A Warrants, which, subject to certain conditions, may be exercisable into a maximum of 413,604 Ordinary Shares and (iii) 0 Ordinary Shares issuable upon the exercise of the Series B Warrants but such Series B Warrants, subject to certain conditions, may be exercisable into a maximum of 247,239 Ordinary Shares. Kimberly Page is the control person for Iroquois Master Fund Ltd. The address for Iroquois Master Fund Ltd. is 2 Overhill Road Scarsdale, Suite 400 Scarsdale, NY 10583.
(18)	Consists of 714 Ordinary Shares issuable upon the exercise of Outstanding Warrants, issued prior to the January 2024 PIPE.
(19)	Holds the following securities issued in the January 2024 PIPE: (i) 18,598 Ordinary Shares; (ii) 23,237 Ordinary Shares issuable upon the exercise of the Series A Warrants, which, subject to certain conditions, may be exercisable into a maximum of 91,923 Ordinary Shares and (iii) 0 Ordinary Shares issuable upon the exercise of the Series B Warrants but such Series B Warrants, subject to certain conditions, may be exercisable into a maximum of 54,947 Ordinary Shares. Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over the reported securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities. The address for Kingsbrook Opportunities Master Fund LP is 689 Fifth Avenue, 12th Floor New York, NY 10603.

(20)	Holds the following securities issued in the January 2024 PIPE: (i) 52,044 Ordinary Shares; (ii) 65,055 Ordinary Shares issuable upon the exercise of the Series A Warrants, which, subject to certain conditions, may be exercisable into a maximum of 257,350 Ordinary Shares and (iii) 0 Ordinary Shares issuable upon the exercise of the Series B Warrants but such Series B Warrants, subject to certain conditions, may be exercisable into a maximum of 153,836 Ordinary Shares. Boothbay Absolute Return Strategies LP, a Delaware limited partnership (the “Fund”), is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (the “Adviser”). The Adviser, in its capacity as the investment manager of the Fund, has the power to vote and the power to direct the disposition of all of the reported securities held by the Fund. Ari Glass is the Managing Member of the Adviser. Each of the Fund, the Adviser and Mr. Glass disclaim beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein. The address for Boothbay Absolute Return Strategies LP is 689 Fifth Avenue, 12th Floor New York, NY 10603.
(21)	Consists of 2,274Ordinary Shares issuable upon the exercise of Outstanding Warrants, issued prior to the January 2024 PIPE.
(22)	Holds the following securities issued in the January 2024 PIPE: (i) 22,304 Ordinary Shares; (ii) 27,880 Ordinary Shares issuable upon the exercise of the Series A Warrants, which, subject to certain conditions, may be exercisable into a maximum of 110,290 Ordinary Shares and (iii) 0 Ordinary Shares issuable upon the exercise of the Series B Warrants but such Series B Warrants, subject to certain conditions, may be exercisable into a maximum of 65,928 Ordinary Shares. Boothbay Diversified Alpha Master Fund LP, a Cayman Islands limited partnership (the “Fund”), is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (the “Adviser”). The Adviser, in its capacity as the investment manager of the Fund, has the power to vote and the power to direct the disposition of all of the reported securities held by the Fund. Ari Glass is the Managing Member of the Adviser. Each of the Fund, the Adviser and Mr. Glass disclaim beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein. The address for Boothbay Diversified Alpha Master Fund LP is 689 Fifth Avenue, 12th Floor New York, NY 10603.
(23)	Consists of 1,159 Ordinary Shares issuable upon the exercise of Outstanding Warrants, issued prior to the January 2024 PIPE.
(24)	Holds the following securities issued in the January 2024 PIPE: (i) 140,874 Ordinary Shares; (ii) 232,343 Ordinary Shares issuable upon the exercise of the Series A Warrants, which, subject to certain conditions, may be exercisable into a maximum of 919,122 Ordinary Shares and (iii) 0 Ordinary Shares issuable upon the exercise of the Series B Warrants but such Series B Warrants, subject to certain conditions, may be exercisable into a maximum of 549,422 Ordinary Shares and (iv) 45,000 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants. David Feldman is the control person for L1 Capital Global Opportunities Master Fund. The address for L1 Capital Global Opportunities Master Fund is 1688 Meridian Ave, Level 6, Miami Beach, FL, 33139.
(25)	Consists of 17,170 Ordinary Shares issuable upon the exercise of Outstanding Warrants, issued prior to the January 2024 PIPE.
(26)	Holds the following securities issued in the January 2024 PIPE: (i) 140,874 Ordinary Shares; (ii) 232,343 Ordinary Shares issuable upon the exercise of the Series A Warrants, which, subject to certain conditions, may be exercisable into a maximum of 919,122 Ordinary Shares and (iii) 0 Ordinary Shares issuable upon the exercise of the Series B Warrants but such Series B Warrants, subject to certain conditions, may be exercisable into a maximum of 549,422 Ordinary Shares and (iv) 45,000 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants. Jeff Easton is the control person for Lind Global Fund II LP. The address for Lind Global Fund II LP is 444 Madison Ave 41st Floor, New York, NY 10022.
(27)	Holds the following securities issued in the January 2024 PIPE: (i) 37,175 Ordinary Shares; (ii) 46,469 ordinary shares issuable upon the exercise of the Series A Warrants, which, subject to certain conditions, may be exercisable into a maximum of 183,826 Ordinary Shares and (iii) 0 Ordinary Shares issuable upon the exercise of the Series B Warrants but such Series B Warrants, subject to certain conditions, may be exercisable into a maximum of 109,885 Ordinary Shares. The address for Omri Tuttnauer is Bergson 7, Tel Aviv, Israel
(28)	Holds the following securities issued in the January 2024 PIPE: (i) 150,874 Ordinary Shares; (ii) 232,343 Ordinary Shares issuable upon the exercise of the Series A Warrants, which, subject to certain conditions, may be exercisable into a maximum of 919,122 Ordinary Shares and (iii) 0 Ordinary Shares issuable upon the exercise of the Series B Warrants but such Series B Warrants, subject to certain conditions, may be exercisable into a maximum of 549,422 Ordinary Shares and (iv) 35,000 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants. Kfir Silberman is the control person for L.I.A. Pure Capital Ltd. The address for L.I.A. Pure Capital Ltd. is 20 Raoul Wallenberg Tel Aviv 6971917 Israel.
(29)	Consists of: (i) 55,440 Ordinary Shares issuable upon the exercise of Outstanding Warrants, issued prior to the January 2024 PIPE and (ii) an option to purchase up to 86,037 Ordinary Shares (the “Call Option”), exercisable within 60 days of February 16, 2024, granted to L.I.A. Pure Capital Ltd. pursuant to a Call Option Agreement with Viki Hakmon, dated November 14, 2021, as amended to be effective on January 29, 2024 (the “Call Option Agreement”). Pursuant to the Call Option Agreement, L.I.A. Pure Capital Ltd. shall not have the right to exercise any portion of the Call Option, to the extent that after giving effect to such issuance after exercise, L.I.A. Pure Capital Ltd, would beneficially own in excess of 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares issuable upon exercise of the Call Option.

(30)	Holds the following securities issued in the January 2024 PIPE: (i) 18,587 Ordinary Shares; (ii) 23,234 Ordinary Shares issuable upon the exercise of the Series A Warrants, which, subject to certain conditions, may be exercisable into a maximum of 91,911 Ordinary Shares and (iii) 0 Ordinary Shares issuable upon the exercise of the Series B Warrants but such Series B Warrants, subject to certain conditions, may be exercisable into a maximum of 54,941 Ordinary Shares. Amir Uziel is the control person for Amir Uziel Economic Consultant Ltd. The address for Amir Uziel Economic Consultant Ltd. is 20 Raoul Wallenberg St, Suite 1001, Tel Aviv 6971917 Israel.
(31)	Holds the following securities issued in the January 2024 PIPE: (i) 46,468 Ordinary Shares; (ii) 58,085 Ordinary Shares issuable upon the exercise of the Series A Warrants, which, subject to certain conditions, may be exercisable into a maximum of 229,778 Ordinary Shares and (iii) 0 Ordinary Shares issuable upon the exercise of the Series B Warrants but such Series B Warrants, subject to certain conditions, may be exercisable into a maximum of 137,354 Ordinary Shares. Lavi Krasney is the control person for CapitaLink Ltd. The address for CapitaLink Ltd. is 20 Raoul Wallenberg St, Tel Aviv 6971917 Israel.
(32)	Holds the following securities issued in the January 2024 PIPE: (i) 55,762 Ordinary Shares; (ii) 69,703 Ordinary Shares issuable upon the exercise of the Series A Warrants, which, subject to certain conditions, may be exercisable into a maximum of 275,737 Ordinary Shares and (iii) 0 Ordinary Shares issuable upon the exercise of the Series B Warrants but such Series B Warrants, subject to certain conditions, may be exercisable into a maximum of 164,826 Ordinary Shares. Eyal Gohar is the control person for E.G Europe Properties Ltd. The address for E.G Europe Properties Ltd. is 9 Arie Disenchik St, Tel Aviv Israel.
(33)	Holds the following securities issued in the January 2024 PIPE: (i) 92,935 Ordinary Shares; (ii) 116,169 Ordinary Shares issuable upon the exercise of the Series A Warrants, which, subject to certain conditions, may be exercisable into a maximum of 459,551 Ordinary Shares and (iii) 0 Ordinary Shares issuable upon the exercise of the Series B Warrants but such Series B Warrants, subject to certain conditions, may be exercisable into a maximum of 274,705 Ordinary Shares. Robert Eide and Gwen Wiener are the control persons for Robert J. Eide Pension Plan. The address for Robert J. Eide Pension Plan is c/o Aegis Capital Corp., One Broadcast Plaza, Suite 300, Merrick, New York 11566.
(34)	Holds the following securities issued in the January 2024 PIPE: (i) 111,524 Ordinary Shares; (ii) 139,405 Ordinary Shares issuable upon the exercise of the Series A Warrants, which, subject to certain conditions, may be exercisable into a maximum of 551,470 Ordinary Shares and (iii) 0 Ordinary Shares issuable upon the exercise of the Series B Warrants but such Series B Warrants, subject to certain conditions, may be exercisable into a maximum of 329,652 Ordinary Shares. Mr. Hadar Shamir and Mr. Nir Shamir are the control persons for S.H.N Financial Investments Ltd. The address for S.H.N Financial Investments Ltd is 3 Arik Einstein Street, Herzliya, 4610301 Israel.
(35)	Consists of 34,340 Ordinary Shares issuable upon the exercise of Outstanding Warrants, issued prior to the January 2024 PIPE.
(36)	Holds the following securities in the January 2024 PIPE: (i) 142,621 Ordinary Shares; (ii) 697,027 Ordinary Shares issuable upon the exercise of the Series A Warrants, which, subject to certain conditions, may be exercisable into a maximum of 2,757,357 Ordinary Shares and (iii) 0 Ordinary Shares issuable upon the exercise of the Series B Warrants but such Series B Warrants, subject to certain conditions, may be exercisable into a maximum of 1,648,263 Ordinary Shares and (iv) 415,000 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants. YA II PN, Ltd., is a fund managed by Yorkville Advisors Global, LP (“Yorkville LP”). Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the general partner of Yorkville LP. All investment decisions for Yorkville are made by Yorkville LLC’s President and managing member, Mr. Mark Angelo. The address for YA II PN, Ltd. is 1012 Springfield Avenue, Mountainside, NJ 07092.

PLAN OF DISTRIBUTION

We are registering the Ordinary Shares previously issued and issuable upon exercise of the Warrants to permit the resale of these Ordinary Shares by the holders thereof and holders of the Ordinary Shares and Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the Ordinary Shares. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the selling shareholders. However, we will receive cash proceeds equal to the total exercise price of the Warrants to the extent that the Warrants are exercised using cash. We will bear all fees and expenses incident to our obligation to register the Ordinary Shares.

The selling shareholders may sell all or a portion of the Ordinary Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Ordinary Shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Ordinary Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling Ordinary Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the Ordinary Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Ordinary Shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Ordinary Shares in the course of hedging in positions they assume. The selling shareholders may also sell Ordinary Shares short and Ordinary Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge Ordinary Shares to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the Warrants or Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Ordinary Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the Ordinary Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Ordinary Shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares to engage in market-making activities with respect to the Ordinary Shares. All of the foregoing may affect the marketability of the Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares.

We will pay all expenses of the registration of the Ordinary Shares pursuant to the Registration Rights Agreement, estimated to be $91,500 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the related Registration Rights Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Certain legal matters concerning this offering were passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus were passed upon for us by Meitar | Law Offices, Ramat Gan, Israel.

EXPERTS

The consolidated financial statements of Jeffs’ Brands Ltd appearing in our Annual Report on Form 20-F for the year ended December 31, 2022 have been audited by Brightman Almagor Zohar & Co., Certified Public Accountants (Isr.), a firm in the Deloitte Global Network, an independent registered public accounting firm, as set forth in their report thereon, included therein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

EXPENSES

The following are the estimated expenses of this offering payable by us with respect to the Ordinary Shares issuable upon exercise of the Warrants. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee		$8,500
Legal fees and expenses		$70,000
Accounting fees and expenses		$13,000
Miscellaneous	$
Total		$91,500

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning Israel is not the most appropriate forum to bring such a claim. In Israeli courts, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process and certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC relating to the securities offered by this prospectus, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and may furnish to the SEC, on Form 6-K, unaudited interim financial information.

You can review our SEC filings and the registration statements by accessing the SEC’s internet site at http://www.sec.gov. We maintain a corporate website at https://www.jeffsbrands.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	our Annual Report on Form 20-F for the year ended December 31, 2022, filed on April 10, 2023;

●	our Reports of Foreign Private Issuer on Form 6-K filed on May 23, 2023, June 6, 2023, June 16, 2023, July 6, 2023, July 31, 2023, September 5, 2023, September 26, 2023, November 2, 2023, November 9, 2023, December 14, 2023, January 29, 2024 and February 1, 2024; and

●	the description of our securities contained in our Form 8-A filed on August 25, 2022 (File No. 001-41482), including as amended by Exhibit 2.5 to our Annual Report on Form 20-F filed on April 10, 2023 and any further amendment or report filed for the purpose of updating such description.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: Jeffs’ Brands Ltd, 7 Mezada Street, Bnei Brak, 5126112 Israel. Attention: Viki Hakmon, Chief Executive Officer, telephone number: (+972) (3) 771-3520.

Jeffs’ Brands Ltd.

Up to 24,071,742 Ordinary Shares

PRELIMINARY PROSPECTUS

                  , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our Articles of Association contain such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event provided a provision authorizing such indemnification is contained in its articles of association:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

●	reasonable litigation expenses, including legal fees, incurred by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court (i) in proceedings instituted against him or her by the company, on its behalf or by a third party, or (ii) in connection with criminal proceedings in which the office holder was acquitted, or (iii) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of the duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;

●	a financial liability imposed on the office holder in favor of a third party;

●	a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee, the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy and that policy was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our Articles of Association allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them in advance from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them. This exculpation and indemnification is limited both in terms of amount and coverage and it covers certain amounts regarding administrative proceedings insurable or indemnifiable under the Companies Law and our Articles of Association.

In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act, is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Item 9. Exhibits

Exhibit Number	Description of Document

3.1	Amended and Restated Articles of Association of Jeffs’ Brands Ltd (filed as Exhibit 3.1 to Form 6-K (File No. 001-41482) filed on August 31, 2022 and incorporated herein by reference).

4.1	Form of Series A Warrant, (filed as Exhibit 4.1 to Form 6-K (File No. 001-41482) filed on January 29, 2024, and incorporated herein by reference).

4.2	Form of Series B Warrant, (filed as Exhibit 4.2 to Form 6-K (File No. 001-41482) filed on January 29, 2024, and incorporated herein by reference).

4.3	Form of Pre-Funded Warrant, (filed as Exhibit 4.3 to Form 6-K (File No. 001-41482) filed on January 29, 2024, and incorporated herein by reference).

5.1*	Opinion of Meitar | Law Offices, Israeli counsel to the Registrant.

10.1	Form of Securities Purchase Agreement, (filed as Exhibit 10.1 to Form 6-K (File No. 001-41482) filed on January 29, 2024, and incorporated herein by reference)

10.2	Form of Registration Rights Agreement, (filed as Exhibit 10.2 to Form 6-K (File No. 001-41482) filed on January 29, 2024, and incorporated herein by reference)

23.1*	Consent of Brightman Almagor Zohar & Co., Certified Public Accountants (Isr.), a firm in the Deloitte Global Network.

23.2*	Consent of Meitar | Law Offices (included in Exhibit 5.1).

24.1*	Power of Attorney (included in the signature page of this registration statement).

107*	Filing Fee Table.

*	Filed herewith

Item 10. Undertakings

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

A.	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, the City of Tel Aviv, State of Israel on February 20, 2024.

JEFFS’ BRANDS LTD

By:	/s/ Viki Hakmon
Viki Hakmon
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Jeffs’ Brands Ltd hereby constitute and appoint Viki Hakmon and Ronen Zalayet with full power of substitution, our true and lawful attorney-in-fact and agent to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-3, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Viki Hakmon	Chief Executive Officer, Director	February 20, 2024
Viki Hakmon	(Principal Executive Officer)

/s/ Ronen Zalayet	Chief Financial Officer	February 20, 2024
Ronen Zalayet	(Principal Financial and Accounting Officer)

/s/ Oz Adler	Chairman of the Board of Directors	February 20, 2024
Oz Adler

/s/ Amitay Weiss	Director	February 20, 2024
Amitay Weiss

/s/ Eliyahu Yoresh	Director	February 20, 2024
Eliyahu Yoresh

/s/ Liron Carmel	Director	February 20, 2024
Liron Carmel

/s/ Tali Dinar	Director	February 20, 2024
Tali Dinar

/s/ Moshe Revach	Director	February 20, 2024
Moshe Revach

/s/ Tomer Etyoni	External Director	February 20, 2024
Tomer Etyoni

/s/ Israel Berenstein	External Director	February 20, 2024
Israel Berenstein

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates duly authorized representative in the United States of Jeffs Brands Ltd, has signed this registration statement on February 20, 2024.

Puglisi & Associates

/s/ Donald J. Puglisi
Donald J. Puglisi Managing Director